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                NATURAL GAS MARKETING JOINT VENTURE AGREEMENT


        THIS AGREEMENT made and entered into as of June 1, 1994 by and between Seaber Corporation of Louisiana, a Louisiana corporation, hereinafter referred to as AGENT, and Natural Gas Ventures, L.L.C., a Louisiana corporation, hereinafter referred to as PRODUCER.

                                 WITNESSETH:

        WHEREAS, AGENT desires to represent PRODUCER to market certain quantities of natural gas and

        WHEREAS, PRODUCER owns and/or controls certain quantities of natural gas and desires for AGENT to market such quantities of natural gas;

        NOW, THEREFORE, as consideration for the promises and mutual covenants and agreements contained herein, the parties hereto covenant and agree to the rights and obligations under this Agreement in accordance with the terms set forth below and in the attached "TERMS AND CONDITIONS" and of the "EXHIBIT A."

        Any notice required herein shall be deemed to have been properly served if delivered personally or if deposited in U.S. Mail, postage paid, or sent by telephone facsimile to the addresses stated as follows:

        Name of PRODUCER:     Natural Gas Ventures, L.L.C.

        Address for notices:  333 Texas Street, Suite 1350
                              Shreveport, Louisiana 71101
                              ATTN: Mr. Michael Watts
                              Telefax No.: 318-429-2339
                              Phone No.: 318-429-2300

        Name of AGENT:        Seaber Corporation
                              of Louisiana

        Address for notices:  P.O. Box 1801
                              Shreveport, Lousiana 71166-1801
                              ATTN: Mr. Charles Burwell
                              Telefax No.: 318-222-0942
                              Phone No.: 318-222-1801



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Should this information change, each party shall notify the other accordingly in writing.



                               "End of contract"
        Signature Page to Natural Gas Marketing Joint Venture Agreement
                                    between
              Seaber Corporation and Natural Gas Ventures, L.L.C.


WITNESS:                                Seaber Corporation
                                        of Louisiana

/s/ Jeffrey W. Willbow                  By: /s/ Charles L. Burwell
/s/ Catherine Wallis                    Name: Charles L. Burwell
                                        Title: President
                                               AGENT

                                        Natural Gas Ventures, L.L.C.

/s/ Diane H. Bleu                       By: /s/ J. Michael Watts
/s/ Mathew E. Brock                     Name: J. Michael Watts
                                        Title:
                                               PRODUCER

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                              TERMS AND CONDITIONS

1. GENERAL: PRODUCER retains AGENT to establish, on its behalf, a natural gas marketing program whereby AGENT shall purchase or arrange for the sale of specific volumes of natural gas under the terms of this Agreement by PRODUCER. AGENT shall make good faith efforts to market such gas at the highest prices reasonably obtainable under the circumstances. PRODUCER shall make all arrangements necessary to authorize AGENT to enter into sales of gas for terms of up to one (1) month without any additional consent or authority from PRODUCER or any parties on whose behalf PRODUCER is acting. Prior to entering into any gas sales agreements exceeding one (1) month, AGENT shall obtain the consent of PRODUCER's representative. For this purpose, PRODUCER's representative shall be Michael Watts; however, PRODUCER may change its representative by written notice to AGENT.

2. TERM: The initial term of this Agreement shall be effective upon the date entered into above and continue in full force and effect for a period of the balance of this year, and for two (2) calendar years thereafter, unless the agreement is extended as provided for herein. This Agreement may be terminated at any time: (1) by PRODUCER giving sixty (60) days prior written notice or (2) by AGENT should AGENT cease to be in the business of marketing natural gas. The termination of this agreement shall not interfere with the satisfaction of the terms of existing gas sales/purchase agreements.

3. QUANTITY: PRODUCER shall identify natural gas production, owned, controlled, or operated, to be covered by this Agreement in exhibit A, which is a part of this Agreement. The volumes identified therein shall be referred to as the "contributed volumes". Exhibit A may be amended by PRODUCER from time to time to add additional volumes, or to remove existing volumes. The addition or removal of volumes by PRODUCER shall not interfere with the performance of existing gas sales/purchase agreements. AGENT shall assist in determining the feasibility of scheduling deliveries in accordance with identified production packages.

4. MARKET: AGENT shall research and identify appropriate markets, appropriate receipt points and transportation routing so that potential opportunities are economically and physically evaluated.

5. CONTRACTING: Following PRODUCER's approval of a list of qualified buyers, which PRODUCER reserves the right to change from time to time, AGENT shall execute natural gas purchase/sales contracts with the buyers from the approved list, and issue contracts, nomination notices, transportation nominations, dispatching communications, and request transportation rate
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discounts when appropriate so that AGENT shall market the natural gas on
PRODUCER'S behalf and cause deliveries to be made in fulfillment of contractual obligations.

6. TRANSPORTATION: AGENT shall enter into all necessary transportation agreements in order to effect receipt and delivery of PRODUCER's natural gas production. PRODUCER shall provide AGENT with the necessary approvals to allow transportation of the contributed volumes. AGENT and PRODUCER shall work together to ensure that actual deliveries fall within the transporting pipelines operating tolerance for assessing scheduling and imbalance penalties. The party causing or having notice of any change in the dispatched quantity will immediately notify the other party of any variances and the parties shall work together to attempt to eliminate any imbalances within the time period allowed for cure in the applicable pipeline tariffs. If the natural gas is shipped suing a transportation agreement(s) held by AGENT and scheduling and imbalance penalties are assessed against AGENT, PRODUCER shall not be responsible for any such penalties unless such penalties result from PRODUCER's failure to deliver the agreed upon dispatched quantity and the penalty was assessed without notice and an opportunity for cure or PRODUCER was provided with notice of a daily penalty situation and did not take timely corrective action. If the natural gas is shipped using a pipeline transportation agreement(s) held by PRODUCER and scheduling and imbalance penalties are assessed against PRODUCER, AGENT will not be responsible for any such penalties unless such penalties result from AGENT's failure to take the agreed upon dispatched quantity and the penalty was assessed without notice and opportunity for cure or AGENT was provided with notice of a daily penalty situation and did not take timely corrective action.

7. MONITORING: AGENT shall monitor and confirm all natural gas transportation and sales activity for accuracy and timeliness such as initiation of flow, volume statements, gas sales statements, transportation statements, invoices and payments. AGENT shall appropriately summarize information, or otherwise cause it to be communicated to PRODUCER.

8. MEASUREMENT: The natural gas shall be measured by PRODUCER, or PRODUCER's representative, at the receipt point(s) in accordance with approved industry practices. PRODUCER, or PRODUCER's representative, shall notify AGENT in a timely manner of any contributed volume changes.

9. BILLINGS AND PAYMENT: AGENT will pay PRODUCER for the quantities of natural gas delivered within ten (10) days after receipt of PRODUCER's invoice, but not earlier than the twenty-fifth (25th) of the month following the month of delivery. If the payment date falls on Saturday, Sunday, or a legal holiday, payment will be made on the next business day. AGENT agrees that all
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monies received for payment by third parties for PRODUCER's natural gas production shall be deposited into an account designated for distribution only to PRODUCER. Further, the parties agree that only the undersigned representative of AGENT shall have signatory authority on that account.

10. MARKETING FEE: AGENT shall charge a fee of three quarters of one percent (.0075) of the price paid per MMBTU for each MMBTU of contributed volumes marketed under this Agreement.

11. PROFIT SHARING: AGENT will share fifty percent (50%) of the profit, from all marketing activities, with the PRODUCER on an annual calendar year basis. Gross Profit, for the purpose of determining profit shall be gross revenue less all directly related expenses for all natural gas marketing activities, including but not limited to; cost of natural gas sold, transportation expense, cost of letters of credit, payment of commissions to third parties (non-employees), imbalance and over/under delivery penalties, as they relate to PRODUCER's gas, and any other expenses directly related to a specific transaction or transactions. Profit, for the purpose of making profit distributions (profit sharing) to PRODUCER, shall be calculated by deducting all reasonable and necessary business expenses as determined by the management of SEABER Corporation, up to but not exceeding three quarters of one percent (.0075) of the price paid per MMBTU of natural gas marketed, from Gross Profit as defined above. In order to be entitled to participate fully in the profit sharing portion of this Agreement, PRODUCER shall be required to meet minimum scheduled delivery volumes of; five thousand (5,000) MMBTU per day by July 1, 1994, ten thousand (10,000) MMBTU per day by October 1, 1994, and twenty-five (25,000) thousand MMBTU per day by January 1, 1995 and continuing through the remaining term of this Agreement. It is agreed between the parties that, given the anticipated swings in natural gas production, PRODUCER shall also be viewed as having fulfilled the minimum scheduled volumes if PRODUCER meets the following annual production minimum; June 1, 1994 - December 31, 1994 (3,810,000 MMBTU; January 1, 1995 - December 31, 1995 (10,095,000 MMBTU);
January 1, 1996 - December 31, 1996 (10,095,000). In addition any of PRODUCER's volumes in excess of the "annual minimum" shall be credited to the upcoming year for the purposes of this Agreement. In the event PRODUCER fails to meet the annual minimum volume, PRODUCER's share of the annual profit as defined above, shall be reduced proportionately.

12. RETAINED PROFITS: As a minimum PRODUCER shall allow twenty-five (25%) percent of profit due to PRODUCER to remain as an account payable owed by the AGENT to PRODUCER to be used as additional working capital for the entire term of this Agreement. AGENT shall leave as retained earnings, twenty-five (25%) percent of earnings (after deduction of PRODUCER's share of profit) during
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the contract period to be used as additional working capital. Upon the termination of the agreement for any reason, the receivable from AGENT shall become due and shall be paid in full within thirty (30) days.

13. CONVERSION TO EQUITY: Following the full term of this Agreement which terminates on December 31, 1996, or June 30, 1997 as provided for herein, and provided that this Agreement has remained in full force and effect for the entire term and PRODUCER has succeeded in maintaining the minimum contributed volume, defined in the aggregate as 24,000,000 MMBTU for the term of this Agreement, then PRODUCER shall be entitled to receive ownership in the form of common stock (Seaber Corporation of Louisiana, a Louisiana Corporation) equal to the profit sharing percentage (defined above in Article 11) for which PRODUCER is entitled to in the second (2nd) full calendar year of this agreement. In the event that PRODUCER has not succeeded in meeting the minimum contributed volume of 24,000,000 MMBTU's, as defined above, by December 31, 1996, then PRODUCER shall receive an additional six (6) month period in which to provide additional volumes to meet the 24,000,000 MMBTU requirement as specified herein. Such stock shall be issued to PRODUCER in exchange for the receivable (funds retained out of profit sharing as described above in Article
11) due to PRODUCER from AGENT. Such stock shall be issued within sixty (60) days following the end of the calendar year of 1996, or June 30, 1997, if applicable. In the event PRODUCER has not succeeded in meeting the minimum contributed volume of 24,000,000 MMBTU's by June 30, 1997, then PRODUCER's right to receive ownership in the form of common stock shall be reduced proportionately to that volume which has been contributed by PRODUCER by June 30, 1997. At the end of the term of this Agreement, PRODUCER may elect not to convert said receivable to stock. If PRODUCER so elects, then the receivable due form AGENT shall be paid in full within thirty (30) days of notification.

14. ASSIGNMENT: This Agreement may not be assigned without the written consent of both parties.

15. CONFIDENTIALITY: The terms of this contract, and all information between the parties hereto, shall be kept confidential, except as necessary to effect transportation or required by law, regulation, or order of governmental authority.

16. INDEMNIFICATION: PRODUCER agrees to indemnify AGENT and save AGENT harmless from all suits, actions, debts, accounts, damages, costs, losses, and expenses arising from or out of adverse claims of any or all persons to contributed volumes or to royalties, taxes, license fees, or charges thereof which are applicable before the title passes to AGENT or other buyers which may be levied or assessed upon the sale thereof to AGENT or other buyers.
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17       FIDELITY COVERAGE: AGENT agrees to acquire blanket coverage in the form of a fidelity, crime, and employee dishonesty bond. Said fidelity bond will be in the amount of Three Million Dollars ($3,000,000). Upon mutual agreement, in writing, between the parties hereto this amount may be changed from time to time.

18. APPLICABLE LAW: This Agreement, and all terms and provisions contained herein, and the respective obligations of the parties, are subject to valid laws, orders, notes and regulations of duly constituted authorities having jurisdiction and shall be governed by and interpreted in accordance with the laws of the State of Louisiana.

19. FORCE MAJEURE: Neither PRODUCER nor AGENT shall be liable in damages to the other for any interruption in the delivery or receipt of gas hereunder which is occasioned by, or in consequence, of, any acts of God, strikes, lockouts, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightening, earthquakes, fires, storms, floods, washouts, arrests and restraints of rulers of peoples, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, temporary interruption of gas supply, interruption of service under any transportation agreement affecting this contract, the binding order of any court or governmental authority, and any other cause which would prevent either party from performing its obligations under the terms of this Agreement, whether of the kind herein enumerated or otherwise, not within the control of the one claiming suspension and which, by the exercise of due diligence, it is unable to prevent or overcome. Such causes or contingencies affecting performance shall not relieve PRODUCER or AGENT of liability in the event of failure of either to use due diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch, nor shall such cause or contingencies relieve either party from its obligations to make payments of amounts then due hereunder.

20. ENTIRE AGREEMENT: The Agreement, Terms and Conditions and the Exhibit A(s) constitute the entire Agreement between the parties. No promises, agreements or warranties in addition to the Agreement shall be deemed a part thereof, nor shall any alteration or amendment of this Agreement be effective, unless the Agreement is amended in writing.

                         "End of Terms and Conditions"